Exhibit 2

Oi S.A. – IN JUDICIAL REORGANIZATION

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.30029520-8

Publicly-Held Company

MINUTES OF THE 215th MEETING OF THE BOARD OF DIRECTORS

HELD ON JANUARY 11, 2019.

I. DATE, TIME AND PLACE OF THE MEETING: On the 11th day of January 2019, at 2p.m.

II. CALL NOTICE: Made by individual messages sent to the members of the Board Directors.

III. QUORUM AND ATTENDANCE: All members of the Board of Directors, who signed at the end, were present, as well as Mr. Pedro Wagner Pereira Coelho, as representative of the Fiscal Council. The following attended the meeting: Mr. Eurico de Jesus Teles Neto, Mr. Carlos Augusto Machado Brandão, Mr. Jose Claudio Moreira Gonçalves, Mr. Bernardo Kos Winik, Mr. Eduardo Ajuz, Mr. Silvio Almeida, Mr. Arthur José Lavatori Correa, Ms. Daniella Geszikter Ventura and Ms. Maria Amélia Melo, all representatives of the Company. In accordance with Judgment No. 148, item “g”, of March 19, 2018 of the National Telecommunications Agency (Agência Nacional de Telecomunicações) – ANATEL, Mr. Moisés Gonçalves, Ms. Delcimara Rolim Mendes da Silva and Ms. Luciana Baldez de Almeida, also attended the meeting.

IV. BOARD: Chairman of the Meeting: Mr. Eleazar de Carvalho Filho; and Secretary of the Meeting: José Augusto da Gama Figueira.

V. AGENDA: (1) verify and confirm the issuance of the common shares (“New Common Shares”) subscribed for during the preemptive rights exercise period of the capital increase approved at meeting of the Board of Directors held on October 26, 2018 (“Capital Increase - New Resources”); (2) verify the total number of excess New Common Shares (“Excess Shares”) not subscribed for during the preemptive rights exercise period and allocate the Excess Shares.

VI. RESOLUTIONS: The Meeting having started, with respect to item (1) of the Agenda, the Board of Directors was presented with the result of the calculation of the New Common Shares subscribed for during the preemptive rights exercise period of the Capital Increase - New Resources by holders of common shares issued by the Company (“Common Shares”) and preferred shares issued by the Company (“Preferred Shares”), including the custodian under the Company’s American Depositary Receipt programs (the “ADS Custodian”) under which American Depositary Shares (“ADSs”) representing Common Shares and/or Preferred Shares have been issued. During the preemptive rights exercise period, which ended on January 4, 2019, 1,530,457,356 New Common Shares were subscribed for at an issue price of R$1.24 per share, totaling R$ 1,897,767,121.44, of which R$ 218,968,463.00 will be allocated to the Company’s capital stock and R$ 1,678,798,658.44 to the Company’s capital reserve account. Of the total number of New Common Shares issued in connection with the exercise of the preemptive rights (i) 856,519,080 New Common Shares will be delivered to Itaú Unibanco S.A., as the ADS Custodian for The Bank of New York, Corporate Taxpayers’ Registry (CNPJ) No. 05.523.773/0001-76, the depositary institution of the Company’s American Depositary Receipt programs, so that ADSs representing these New Common Shares (“New Common ADSs”) can be issued and delivered to the holders of ADSs who exercised their preemptive rights to subscribe for New Common ADSs, and (ii) 673,938,276 New Common Shares will be delivered to holders of Common Shares and Preferred Shares who exercised their respective preemptive rights. Fractions of New Common Shares resulting from the exercise of the preemptive rights were disregarded. Upon verification of the results of the exercise of the preemptive rights, it was calculated that a total of 91,322,933 Excess Shares was requested, which will be allocated to holders of Common Shares and Preferred Shares, including the ADS Custodian, who requested Excess Shares at the time of they exercised their preemptive rights, in the manner and terms disclosed in the Notice to Shareholders dated November 13, 2018 (“Notice to Shareholders”). With respect to item (2) of the Agenda, the results of the subscription requests for Excess Shares were presented to the Board of Directors. The holders of Common Shares and Preferred Shares, including the ADS Custodian, who requested Excess Shares requested a total of 91,322,933 Excess Shares, a number less  than the total of Excess Shares available. Accordingly, requests from holders of Common Shares and Preferred Shares, including the ADS Custodian, who requested Excess Shares were met in full. In accordance with the deliberations of this meeting, the Board of Executive Officers is authorized to take the necessary measures to issue the New Common Shares and New Common ADSs resulting from the exercise of preemptive rights, allocate the Excess Shares, and notify B3 S.A. – Brasil, Bolsa, Balcão and Banco do Brasil of the result of the allocation of Excess Shares.

VII. CLOSING: With nothing further to discuss, the Chairman of the Meeting adjourned the Meeting, and these minutes were drafted, read and approved,

and signed by all of the Board Members present and by the Secretary of the meeting. (a.a) Mr. Eleazar de Carvalho Filho (Chairman of the Board), Mr. Marcos Grodetzky (Vice-Chairman), Mr. Ricardo Reisen de Pinho, Mr. José Mauro M. Carneiro da Cunha, Mr. Marcos Bastos Rocha, Ms. Maria Helena dos Santos F. Santana, Mr. Paulino do Rego Barros Jr, Mr. Henrique José Fernandes Luz, Mr. Rodrigo Modesto de Abreu, Mr. Roger Solé and Mr. Wallim C. de Vasconcellos Junior.

Rio de Janeiro, January 11, 2019.

José Augusto da Gama Figueira

Secretary